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                                                                     Exhibit 4.2











                             PRICEINTERACTIVE, INC.

                              AMENDED AND RESTATED

                           2000 RESTRICTED STOCK PLAN

                     (AS AMENDED THROUGH FEBRUARY __, 2001)



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                                TABLE OF CONTENTS



1.  Purpose.....................................................................................1

2.  Definitions.................................................................................1

3.  Term of thePlan.............................................................................4

4.  Stock Subject to the Plan...................................................................4

5.  Administration..............................................................................4

6.  Authorization and Eligibility...............................................................5

7.  Expiration of Awards........................................................................5

8.  Fractional Shares...........................................................................6

9.  Settlement of Awards........................................................................6

10. Unfunded Status of Plan.....................................................................8

11. Non-Transferability of Awards...............................................................8

12. No Special Employment or Other Rights.......................................................9

13. Nonexclusivity of the Plan..................................................................9

14. Termination and Amendment of the Plan.......................................................9

15. Reservation of Stock........................................................................9

16. Governing Law...............................................................................10


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                             PRICEINTERACTIVE, INC.

                              AMENDED AND RESTATED

                           2000 RESTRICTED STOCK PLAN

                     (AS AMENDED THROUGH FEBRUARY __, 2001)


1. PURPOSE

         This Plan is the "Restricted Stock Plan" contemplated by Sections 10.4(b) and 10.20 of the Agreement and Plan of Merger and Reorganization, dated as of December 12, 2000 (the "MERGER AGREEMENT"), by and among iBasis, Inc., a Delaware corporation ("IBASIS"), Penguin Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of iBasis ( "MERGER SUB"), PriceInteractive, Inc. (the "COMPANY"), and the Principal Company Stockholders and the Stockholder Representatives named therein, pursuant to which iBasis will acquire all of the issued and outstanding capital stock of the Company through the merger of the Company with and into Merger Sub (the "MERGER"), with Merger Sub being the surviving corporation in the Merger (the "SURVIVING CORPORATION").

         This Plan is intended to encourage retention of the Company employees and to provide additional incentive for them to promote the success of the business of the Company, iBasis and the Surviving Corporation. This Plan shall at all times be administered and operated in accordance with the Merger Agreement applicable thereto and the terms set forth herein. This Plan and the Awards made hereunder will be effective immediately prior to, and contingent upon, the Effective Time. Awards made under the Plan shall be conditioned on the Participant agreeing to certain terms consistent with the Merger Agreement, as determined by the Board of Directors prior to the Effective Time when making Awards. Pursuant to the Merger Agreement, iBasis will assume this Plan in connection with the Merger. This Plan and the initial Awards made hereunder prior to the Effective Time have been approved by the holders of more than 75% of the voting power of the outstanding capital stock of the Company.

2. DEFINITIONS

         As used in this Plan, the following terms shall have the following meanings:

         2.1. AFFILIATE means a corporation or other entity controlled by, controlling or under common control with the Company.

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                                      -2-


         2.2. AWARD means an award made hereunder of restricted Common Stock vesting upon and only to the extent provided in the Vesting Conditions.

         2.3. AWARD AGREEMENT means an agreement between the Company and a Participant pursuant to which an Award is made.

         2.4. BOARD means, until the Effective Time, the Board of Directors of the Company; and after the Effective Time, the Board of Directors of iBasis.

         2.5. CAUSE means (a) actions materially detrimental to the interests of the Surviving Corporation or iBasis or (b) willful neglect of responsibilities to the Surviving Corporation or iBasis, in each case continuing following written notice from the Surviving Corporation or iBasis to the effect that Cause exists.

         2.6. CODE means the Internal Revenue Code of 1986, as amended from time to time.

         2.7. COMMITTEE means Daniel J. Price or, if he is unable to act for any reason, Timothy M. Price or, if he is unable to act for any reason, Daniel E. Moore.

         2.8. COMMON STOCK or STOCK means, prior to the Effective Time, the Class A common stock, $0.01 par value per share, of the Company and, after the Effective Time, the shares of common stock, $0.001 par value per share, of iBasis into which the common stock of the Company issued pursuant to Awards hereunder are converted pursuant to the terms of the Merger Agreement.

         2.9. COMPANY means, until the Effective Time, the Company, and its successors, and after the Effective Time, iBasis and its successors.

         2.10. EFFECTIVE TIME means the Effective Time (as defined in the Merger Agreement).

         2.11. FAIR MARKET VALUE means (i) the closing sale price for shares of Common Stock on the Nasdaq Stock Market or other principal exchange or market on which or in which the Common Stock is traded for the most recent trading day prior to the date on which such determination is made and (ii) if the Common Stock is not traded on a stock exchange or on the Nasdaq National Market, the value of a share of Common Stock on such date as determined by the Committee.

         2.12. PARTICIPANT means any holder of an outstanding Award under the Plan.


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                                      -3-


         2.13. PLAN means this Amended and Restated 2000 Restricted Stock Plan, as further amended from time to time.

         2.14. RESTRICTED SHARES means any shares of Common Stock issued pursuant to an Award and subject to the Vesting Conditions thereof.

         2.15. SELECT EMPLOYEES means those employees of the Company listed on Exhibit A hereto who (i) were issued stock options by the Company prior to January 1, 2000, (ii) have, pursuant to a written document approved by the Company, waived their rights to accelerated vesting of the number of options set forth on Exhibit A in the event of a change in control, and (iii) have executed and delivered employment and related agreements required by the Merger Agreement.

         2.16. VESTING CONDITIONS means the condition that a Participant will be entitled to the Restricted Shares subject to an Award, if ever, only if the Participant is an employee of the Surviving Corporation or iBasis on the applicable Vesting Date and has been such an employee of the Surviving Corporation or iBasis continuously from the Effective Time to such date; PROVIDED that if:

         (a) a Select Employee ceases to be such an employee for any reason other than voluntary resignation by the Select Employee,

                  (i) prior to January 1, 2002, such Select Employee shall be deemed to have satisfied the Vesting Conditions as to the greatest of (x) 50% of the Restricted Shares subject to the Select Employee's Award(s), (y) a number of Restricted Shares equal to the product of
                           (A) the number of Company stock options listed on Exhibit A as to which change of control vesting was waived prior to the Effective Time and (B) the Common Stock Exchange Ratio (as defined in the Merger Agreement) or (z) such number of Restricted Shares as to which the Committee shall determine in its sole discretion that the Vesting Conditions shall be deemed to have been satisfied; and

                  (ii) following April 1, 2002, such Select Employee shall be deemed to have satisfied the Vesting Conditions as to 100% of the Restricted Shares subject to the Select Employee's Award(s).

         (b) a Participant who is not a Select Employee ceases to be an employee (i) on or before January 1, 2002 by reason of termination by the Surviving Corporation or iBasis without Cause, or (ii) before

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                                      -4-


                  January 1, 2003 only if specifically approved by the Committee in its sole discretion, such Participant shall be deemed to have satisfied the Vesting Conditions as to the Restricted Shares that would vest on the next applicable Vesting Date, unless the Committee determines in its sole discretion that vesting of additional Restricted Shares is appropriate.

         2.17. VESTING DATE means, with respect to one-half of the Restricted Shares subject to each Award, January 1, 2002, and, with respect to the other half of such Restricted Shares, January 1, 2003.

3. TERM OF THE PLAN

         Awards will be granted under this Plan only in the period commencing as of the effective date of this Plan and ending at the Effective Time. Pursuant to
Section 4 hereof, the Committee may make Awards of additional Restricted Shares to persons selected by the Committee to replace shares that are forfeited by Participants for any reason at any time prior to January 1, 2003.

4. STOCK SUBJECT TO THE PLAN

         At no time shall the number of shares of Common Stock issued pursuant to or subject to outstanding Awards granted under the Plan exceed two million seven hundred fifty thousand (2,750,000) shares of Common Stock prior to the Effective Time, or the product of two million seven hundred fifty thousand (2,750,000) multiplied by the Common Stock Exchange Ratio (as defined in the Merger Agreement) after the Effective Time. Shares of Common Stock issued pursuant to the Plan may be either authorized but unissued shares or shares held by the Company in its treasury. In the event that at any time and from time to time any shares of Common Stock subject to Awards are forfeited, the Committee may grant additional Awards of up to a number of shares of Common Stock equal to the number of forfeited shares to other Participants or other employees of the Company or the Surviving Corporation as determined by the Committee in its sole discretion.

5. ADMINISTRATION

         The Plan shall be administered by the Committee. Subject to the provisions of the Plan, the Committee shall have complete authority, in its discretion, to make or to select the manner of making all determinations with respect to each initial Award to be granted by the Company under the Plan and each additional Award granted with respect to forfeited Restricted Shares, including the employee to receive the Award and whether and to what extent the Vesting Conditions shall be deemed to have been satisfied as


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                                      -5-


to additional Restricted Shares as contemplated by Section 2.16. In making such determinations, the Committee may take into account the nature of the services rendered by the employees, their present and potential contributions to the success of the Company and its subsidiaries, and such other factors as the Committee in its discretion shall deem relevant. Subject to the provisions of the Plan and Award Agreements, the Committee shall also have complete authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it, to determine the terms and provisions of the respective Awards (which need not be identical), and to make all other determinations necessary or advisable for the administration of the Plan. The Committee's determinations made in good faith on matters referred to in this Plan shall be final, binding and conclusive on the Company and on all persons having or claiming any interest under this Plan or an Award made pursuant to hereto.

6. AUTHORIZATION AND ELIGIBILITY

         Immediately prior to the Effective Time, the Committee shall grant, subject to the consummation of the Merger and the occurrence of the Effective Time, the Awards described on EXHIBIT A attached hereto. Each grant of an Award, whether prior to or following the Effective Time, shall be subject to all applicable terms and conditions of the Plan, including the Vesting Conditions, and such other terms and conditions, not inconsistent with the terms of the Plan, as the Committee may prescribe, and shall be evidenced by an Award Agreement or other document delivered to the Participant and in such form as the Committee may specify.

7. EXPIRATION OF AWARDS

         Each Award shall be forfeited, to the extent the Vesting Conditions applicable thereto have not been satisfied, immediately following the Vesting Date or, if earlier, on termination of the Participant's employment if, and only if, such termination constitutes failure of the Vesting Conditions. None of iBasis, the Company or the Surviving Corporation shall have any liability or obligation in respect of forfeited Awards, and, immediately upon such forfeiture, all shares of Common Stock subject to forfeited Awards shall, without further action, be cancelled, and shall no longer be treated as outstanding shares of Common Stock for any purpose.

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                                      -6-


8. FRACTIONAL SHARES

         No fraction of a share shall be deliverable upon settlement of an Award, but in the event any adjustment hereunder of the number of shares covered by an Award shall cause such number to include a fraction of a share, such number of shares shall be adjusted to the nearest smaller whole number of shares, with fractional shares to be paid in cash based on the Fair Market Value of a share of Common Stock on the date of payment.

9. SETTLEMENT OF AWARDS

         9.1. DELIVERY OF STOCK. Upon satisfaction of the Vesting Conditions applicable to an Award, the Company shall deliver to the Participant holding such Award, or if the Participant has died, to the Participant's designated beneficiary (or, if none, the Participant's estate), the certificate representing the shares of Common Stock described therein. Shares subject to such certificate shall be transferred for no cash consideration. The Company shall file, as soon as practicable after the Effective Time, a registration statement on Form S-8 (or other appropriate form) under the Securities Act (as defined in the Merger Agreement) to register the shares of Common Stock issued or issuable under the Plan, and shall cause such registration statement to remain effective until the delivery of all shares under the Plan.

         9.2. VIOLATION OF LAW. Notwithstanding any other provision of the Plan, if, at any time, in the reasonable opinion of the Company, the issuance of shares of Common Stock covered by an Award may constitute a violation of law, then the Company may delay such issuance and the delivery of a certificate for such shares until (i) approval shall have been obtained from such governmental agencies, other than the Securities and Exchange Commission, as may be required under any applicable law, rule, or regulation and (ii) in the case where such issuance would constitute a violation of a law administered by or a regulation of the Securities and Exchange Commission, one of the following conditions shall have been satisfied:

             (a) the shares are at the time of the issue of such shares effectively registered under the Securities Act of 1933, as amended; or

             (b) the Company shall have determined, on such basis as it deems appropriate (including an opinion of counsel in form and substance satisfactory to the Company), that the sale, transfer, assignment, pledge, encumbrance or other disposition of such shares or such beneficial interest, as the case may be, does not require registration under the Securities Act of 1933, as amended or any applicable State securities laws.

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The Company shall use its reasonable best efforts to bring about the occurrence of said events.

         9.3. TAX WITHHOLDING. Whenever shares of Common Stock are issued or to be issued pursuant to Awards granted under the Plan, or the Vesting Conditions with respect to such Restricted Shares are satisfied in whole or in part, the Company shall have the right to require the recipient to remit to the Company an amount sufficient to satisfy federal, state, local or other withholding tax requirements if, when, and to the extent required by law (whether so required to secure for the Company an otherwise available tax deduction or otherwise) prior to the delivery of any certificate or certificates for such shares. The obligations of the Company under the Plan shall be conditional on satisfaction of all such withholding obligations and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the recipient of an Award. In the sole discretion of the Board of Directors of iBasis, the Participant may be permitted to satisfy any such withholding by surrendering shares of Common Stock otherwise receivable under the Plan, based on the Fair Market Value of a share of Common Stock on the date on which the withholding is made, PROVIDED the amount so withheld does not exceed the minimum withholding allowed.

         If Participants are not permitted to satisfy withholding obligations by the surrender of shares otherwise receivable under the Plan, the Company shall provide that payment of the withholding taxes may in full or in part be made by delivering a notice to the Company, together with a copy of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale proceeds necessary to pay the amount of any federal, state, local or foreign withholding taxes. To facilitate the foregoing, the Company shall enter into agreements for coordinated procedures with one or more brokerage firms.

         9.4. RIGHTS PENDING ISSUANCE. Subject to Section 11 of the Plan, the Participant shall have, with respect to the shares of Common Stock underlying an Award, the rights of a stockholder of the Company holding the class or series of Common Stock that is the subject of the Award, including, if applicable, the right to vote the shares, and the right to receive any cash dividends, provided that cash dividends on the class or series of Common Stock that is the subject of the Award shall be automatically deferred and held by the Company on behalf of the Participant subject to the vesting of the underlying Award and shall be payable in cash upon, but only upon, the vesting of the underlying Award.


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         9.5. AWARDS AND CERTIFICATES. Awards shall be evidenced in such manner as the Committee may deem appropriate, including book-entry registration or issuance of one or more stock certificates. Any certificate issued in respect of Restricted Shares prior to the satisfaction of the Vesting Conditions with respect to such Restricted Shares shall be registered in the name of such Participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award, substantially in the following form:

                  "The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the PriceInteractive, Inc. Amended and Restated 2000 Restricted Stock Plan and the applicable Award Agreement thereunder, as each has been assumed by iBasis. Copies of such Plan and Agreement are on file at the offices of iBasis."

The Restricted Shares shall be held in custody by the Company until the restrictions thereon shall have lapsed and, as a condition of any Award of Restricted Shares, the Participant shall have delivered a stock power, endorsed in blank, relating to the Common Stock covered by such Award.

10. UNFUNDED STATUS OF PLAN

         The Plan is intended to constitute an "unfunded" plan for incentive compensation, and the Plan is not intended to constitute a plan subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company. In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Stock or payments with respect to Awards hereunder, PROVIDED, HOWEVER, that the existence of such trusts or other arrangements is consistent with the unfunded status of the Plan.

11. NON-TRANSFERABILITY OF AWARDS

         Awards shall not be transferable, and no Award or interest therein may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. During the Participant's life, all of a Participant's rights in any Award may be exercised only by the Participant or the Participant's legal representative. Common Stock with respect to which the Vesting Conditions are satisfied shall not be subject to the transfer restrictions set forth in this Section.

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12. NO SPECIAL EMPLOYMENT OR OTHER RIGHTS

         Nothing contained in the Plan or in any Award shall confer upon any recipient of an Award any right with respect to the continuation of his or her employment or other association with the Surviving Corporation, the Company or iBasis or interfere in any way with the right of the Surviving Corporation, the Company or iBasis, subject to the terms of any separate employment or consulting agreement or provision of law or corporate charter, certificate or articles, or by-laws, to the contrary, at any time to terminate such employment or consulting agreement or to increase or decrease, or otherwise adjust, the other terms and conditions of the recipient's employment or other association with the Surviving Corporation, the Company or iBasis.

13. NONEXCLUSIVITY OF THE PLAN

         The adoption of the Plan by the Board shall not be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including without limitation, the granting of stock options and restricted stock other than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

14. TERMINATION AND AMENDMENT OF THE PLAN

         The Board may at any time terminate the Plan or make such modifications of the Plan as it shall deem advisable, subject to, during the period prior to the Effective Time the prior written consent of iBasis. No amendment of the Plan may adversely affect the terms of any Award outstanding on the date of such amendment or alter the authority of the Committee. The Board may not terminate the Plan if such termination shall adversely affect outstanding Awards. Subject to the terms of Section 5 of the Plan, the Committee may amend the terms of any Award theretofore granted, prospectively or retroactively, PROVIDED that the Award as amended is consistent with the terms of the Plan, but no such amendment shall adversely affect the rights of the recipient of such Award without his or her consent.

15. RESERVATION OF STOCK

         The Company shall at all times during the term of the Plan and any outstanding Award granted hereunder reserve or otherwise keep available such number of shares of Stock as will be sufficient to satisfy the requirements of the Plan (if then in effect) and the Awards and shall pay all fees and expenses necessarily incurred by the Company in connection therewith.

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16. GOVERNING LAW

         The Plan and all Awards and actions taken thereunder shall be governed, interpreted and enforced in accordance with the laws of the State of Delaware, without regard to the conflict of laws principles thereof.